                                                                    Exhibit 10-t

                               NORDSON CORPORATION
                               28601 CLEMENS ROAD
                            WESTLAKE, OHIO 44145-1119

                                October 31, 1999

Personal and Confidential
-------------------------

Mr. Thomas L. Moorhead
31127 Nantucket Row
Bay Village, OH  44140

Dear Tom:

This letter sets forth the agreement (this "Agreement") we have reached regarding the termination of your status as an officer and employee of Nordson Corporation ("Nordson"), the compensation and benefits to be paid to you, and certain other matters. You should review this Agreement with legal counsel of your choice to be certain that you understand and agree with all of the provisions of this Agreement.

1. Retire as an Officer Effective December 31,1999. On December 31, 1999, your status as an officer of Nordson, and of any subsidiaries and other affiliates of Nordson of which you are an officer, and your status as a trustee of The Nordson Corporation Foundation will cease. By signing this Agreement, you hereby retire as an officer of Nordson and each such subsidiary and affiliate, and as a trustee of The Nordson Corporation Foundation, effective as of that date. After December 31, 1999, you will not hold yourself out as being an officer or trustee, or as having any authority to bind, Nordson, any such subsidiary or affiliate, or The Nordson Corporation Foundation.

2. Continued Employment through Termination Date. You will continue as an employee of Nordson through December 31, 1999, unless your employment with Nordson is terminated before that date for cause. For this purpose, "for cause" means a material breach of the provisions of this Agreement or the Standard Employee Agreement, signed by you and accepted by Nordson on July 18, 1983 (the "Standard Employee Agreement"), including but not limited to a material breach of the confidentiality provisions and the covenant not to compete in the Standard Employee Agreement, following notice of the breach and an opportunity to cure for 30 days after receipt of the notice. As used in this Agreement, "Termination Date" means the earlier of (a) December 31, 1999, and (b) the date of any such termination for cause.

3. Compensation. In consideration of your execution of this Agreement, your continued employment with Nordson through the Termination Date, and your observance of the other terms and conditions hereof, Nordson will pay to you or your estate the following amounts and provide you with the following benefits:

Mr. Thomas L. Moorhead
October 31, 1999                                                          Page 2


    1. Salary; Lump Sum Termination Benefit. Through the Termination Date, Nordson will continue to pay your salary at the annual rate of $180,000. In the first week of January 2000, Nordson will pay you a lump sum termination benefit in the amount of $240,000.

    2. Bonus. For the fiscal year ended October 31, 1999, Nordson will pay a bonus to you under the Nordson Corporation 1995 Management Incentive Compensation Plan to the extent earned by you, payable in the first week of January 2000. For the period from November 1, 1999 through the Termination Date, you will receive a severance bonus in the amount of $148,500, payable in the first week of January 2001.

    3. Stock Options. No additional stock options will be granted to you. Each outstanding stock option previously granted to you under the Nordson Corporation 1993 Long-Term Performance Plan, as amended (the "Omnibus Plan"), will vest in full at the Termination Date (to the extent not therefore vested) and may be exercised at any time before its expiration, notwithstanding the earlier termination of your employment. Each outstanding stock option granted to you under any plan or program other than the Omnibus Plan may be exercised by you until the earlier of (a) the termination of the option and (b) three months after the Termination Date. A schedule of the outstanding stock options granted to you is set forth in Exhibit 1 hereto.

    d. Other Benefits. You will be entitled to other benefits as and to the extent provided under the Nordson Salaried Employees' Pension Plan, the Nordson Corporation Excess Defined Benefit Pension Plan, the Nordson Employees' Savings Trust Plan, the Nordson Corporation Excess Defined Contribution Retirement Plan, the Nordson Corporation Non-Union Employees Stock Ownership Plan and Trust, and the Nordson Corporation Officers' Deferred Compensation Plan. The lump sum termination benefit referred to in paragraph 3(a) and the severance bonus referred to in paragraph 3(b) will not be counted for purposes of determining the amount of your benefits under any of Nordson's benefit plans. During the continuation of your employment, you will be entitled to benefits as and to the extent provided under Nordson's medical, dental, life insurance, and disability income plans and programs. You will be entitled to a car allowance pro-rated through the Termination Date, tax preparation assistance for the 1999 and 2000 tax years, and reimbursement of up to $5,000 for out-of-pocket expenses incurred by you in connection with the preparation for and taking of the bar examination in the State of Florida. After the Termination Date, you and your family will be entitled to all benefits customarily extended to retirees of the Company, including but not limited to medical insurance coverage, as and to the extent provided by Nordson's programs for retirees, as those programs may be amended from time to time.

4. Nordson Equipment and Property. Not later than the Termination Date, you will return to Nordson any equipment and property that belongs to Nordson, and all materials that contain any

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Mr. Thomas L. Moorhead
October 31, 1999                                                          Page 3

Nordson confidential or proprietary information (including floppy disks and other storage devices for computer files), that you may have in your possession. After the Termination Date, you will not access any Nordson computer network, whether directly or by use of a modem.

5. Termination of Change of Control Agreement. The Employment Agreement between you and Nordson that is effective upon a change in control (the "Change of Control Agreement") will be terminated as of the Termination Date, and, after the Termination Date, you will have no rights or obligations under the Change of Control Agreement.

6. Restrictions Applicable to Transactions in Nordson Common Shares. Even though you will no longer be an officer of Nordson or of any subsidiary or other affiliate of Nordson, certain restrictions will apply to any purchase or sale of Nordson Common Shares by you. By signing this Agreement, you acknowledge that you have received the summary of those restrictions that is attached to this Agreement as Exhibit 2 hereto and agree that you will comply with those restrictions.

7. Confidentiality; Nondisparagement; Cooperation. In consideration of the payments and benefits to be provided to you by Nordson pursuant to this
Agreement:

   1. You will not reveal any information regarding the substance of this Agreement to any person or entity other than (i) your wife, (ii) your personal accountant or other person preparing your tax returns, and
         (iii) counsel retained by you in connection with this Agreement, and you will be responsible to see to it that none of these people reveals any information regarding the substance of this Agreement to any other person or organization.

   2. You will not disparage, attempt to discredit, or otherwise call into disrepute Nordson, its affiliates, successors, assigns, officers, directors, employees, or agents (in their capacity as agents of Nordson), or any of their products or services, in any manner that might damage the business or reputation of Nordson or its affiliates, successors, assigns, officers, directors, employees, or agents. The preceding sentence applies to any statement that disparages, discredits, or calls into disrepute without regard to the truth or falsehood of the statement.

   3. You will not assist any party other than Nordson in any litigation or investigation against Nordson or its affiliates, successors, assigns, officers, directors, employees, or agents with respect to any facts or circumstances existing at any time on or before the Termination Date, except as may be required by law. If you believe any such action is required by law, you will use your best efforts to afford Nordson the opportunity to raise any objection that Nordson may have to the purported requirement that such action be taken by you.

Mr. Thomas L. Moorhead
October 31, 1999                                                          Page 4

Your obligations under this paragraph 7 will remain in effect without any limitation as to time.

8. Nondisparagement. In consideration of your execution of this Agreement, Nordson agrees that none of its officers who have actual knowledge of the terms of this Agreement will disparage you, attempt to discredit you, or otherwise call you into disrepute in any manner that might damage your reputation. The preceding sentence applies to any statement that disparages, discredits, or calls into disrepute without regard to the truth or falsehood of the statement. Nordson's obligations under this paragraph 8 will remain in effect without any limitation as to time.

9. Release. In consideration of the payments and benefits to be provided to you by Nordson pursuant to this Agreement:

   1. For yourself, your heirs, executors, administrators, successors, and assigns, you hereby release and discharge forever Nordson, its affiliates, successors, assigns, officers, directors, employees, and agents from any and all claims, demands, causes of action, losses, and expenses, whether known or unknown, arising out of or in any way connected with any facts or circumstances existing on or occurring before the date of this Agreement or arising out of or in any way connected with your employment by Nordson, the termination of your employment, or any breach of contract (express or implied), promissory estoppel, wrongful discharge, intentional infliction of emotional harm, defamation, libel, slander, or other tort, or any violation of federal, state, or municipal law relating to discrimination in employment, including Title VII of the Civil Rights Act of 1964 (42 U.S.C. Section 2000(e) et seq.), Ohio Revised Code Section 4112 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101, or any state laws of similar import.

   2. You agree not to bring any suit or action in any court or administrative agency against any of the beneficiaries of this release arising out of or relating to the subject matter of this release.

Nothing in this paragraph 9 will release Nordson from its obligations under this Agreement or prevent you from bringing an action to enforce or seek damages for breach of this Agreement by Nordson.

10. Certain Statements and Procedures.

    1. Nordson will make the following statement regarding your termination of employment:



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Mr. Thomas L. Moorhead
October 31, 1999                                                          Page 5

              "Tom Moorhead has retired as Vice President - Law of Nordson. Tom managed Nordson's legal affairs for 30 years, and we thank him for his long and loyal service to the Company."

    2. You may make the following statement regarding your termination of employment:

              "I retired on mutually agreed upon terms. I wish Nordson continued success in the future."

    c. If you request Nordson or any of its officers, directors, employees, or agents to provide to any prospective employer a recommendation or evaluation of your services to Nordson, they will be permitted to provide the recommendation or evaluation to the employer. In that event, you hereby waive any claim that you may have against them by reason of the disclosure of the recommendation or evaluation, including any claim that the recommendation or evaluation is unfair in any respect.

    d. Notwithstanding the foregoing, either party may communicate with its or his own counsel, with counsel for the other party, and with such other agents or representatives of the other party as may be authorized by the other party.

11. Injunctive Relief. In the event of a breach by you of your obligations under this Agreement or the Standard Employee Agreement, Nordson will be entitled to an injunction against any further breach, as well as money damages suffered by it or any of the beneficiaries of the release set forth in paragraph 9 above as a result of the breach.

12. Legal Fees. If either party to this Agreement brings any suit or action to enforce or seek damages for breach of this Agreement, the parties agree that the court in which the suit or action is brought may, in its discretion, award to the prevailing party recovery of his or its reasonable legal fees and expenses incurred in the suit or action.

13. Governing Law; Venue. This Agreement will be governed by the laws of the State of Ohio applicable to contracts made and to be performed entirely within that state. Any suit, action, or other legal proceeding arising out of or relating to this Agreement may only be brought in the Court of Common Pleas of Cuyahoga County, Ohio. Nordson and you each (a) consents to the jurisdiction of that court in any such suit, action, or proceeding and (b) waives, to the fullest extent permitted by applicable law, any objection that it or he may have to the laying of venue of any such suit, action, or proceeding in that court and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

14. Withholding. All payments to be made by Nordson pursuant to this Agreement are subject to applicable federal, state, and local tax withholding.

Mr. Thomas L. Moorhead
October 31, 1999                                                          Page 6

15. Entire Agreement, Binding Nature. This Agreement and the Standard Employee Agreement as modified hereby set forth the entire agreement between you and Nordson regarding the subject matter hereof and supersede all prior agreements and understandings, whether oral or written, between you and Nordson with respect to the subject matter. This Agreement and the Standard Employee Agreement as modified hereby will be binding upon and inure to the benefit of you and your heirs, executors, administrators, personal representatives, successors, and assigns and Nordson and its successors and assigns.

Sincerely,

NORDSON CORPORATION


By /s/ Edward P. Campbell
  -----------------------
   Edward P. Campbell
   President and Chief Executive Officer



I hereby accept and agree to all of the terms of this Agreement.


/s/ Thomas L. Moorhead
----------------------
    Thomas L. Moorhead

October 31, 1999

Mr. Thomas L. Moorhead
October 31, 1999                                                          Page 7


                                    EXHIBIT 1

                      SCHEDULE OF OUTSTANDING STOCK OPTIONS


1. Options Granted under Omnibus Plan


Date of Grant      No. of Options     Exercise Price      Expiration Date      Date Must Exercise
-------------      --------------     --------------      ---------------      ------------------
   11/2/98             8,000              $44.81              11/2/08                11/2/08
   11/3/97             6,000              $49.63              11/3/07                11/3/07
   11/4/96             6,000              $55.25              11/4/06                11/4/06
  10/30/95             6,000              $57.25             10/30/05               10/30/05
  10/31/94             4,800              $57.00             10/31/04               10/31/04
   11/1/93             4,800              $53.50              11/1/03                11/1/03


2. Options Granted under Other Plans or Programs


Date of Grant      No. of Options     Exercise Price      Expiration Date      Date Must Exercise
-------------      --------------     --------------      ---------------      ------------------
   11/2/92             4,800              $47.00              11/2/02                3/31/00
   11/4/91             4,000              $42.50              11/4/01                3/31/00
  10/29/90             1,600              $19.75             10/29/00                3/31/00



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Mr. Thomas L. Moorhead
October 31, 1999                                                          Page 8

                                    EXHIBIT 2

                      STOCK TRANSFER ISSUES ARISING OUT OF
                          TERMINATION OF OFFICER STATUS


Insider Trading Prohibition.
----------------------------

         The prohibition on trading in Nordson Common Shares while you are in possession of "inside information" will continue to apply to you after you cease to be an officer of Nordson.

Affiliate Status.
-----------------

         You have been an affiliate of Nordson because of your status as an officer. You will continue to be deemed to be an affiliate for purposes of federal securities laws until March 31, 2000, three months after you cease to be an officer, but will not be deemed to be an affiliate thereafter.

         Accordingly, from December 31, 1999 through March 31, 2000, you will be subject to the same restrictions on sales of your Nordson Common Shares as applied while you were an officer of Nordson. You will be able to sell Nordson Common Shares during this three-month period only in compliance with the requirements of Rule 144.

         After March 31, 2000, you will no longer be deemed to be an affiliate of Nordson and, insofar as Rule 144 is concerned, there will be no restrictions on your sale of (a) any unregistered Nordson Common Shares that you have held for at least one year or (b) any registered Nordson Common Shares, regardless of the holding period. We believe that all of the Nordson Common Shares acquired by you from Nordson were registered, and, therefore, that the one-year holding period does not apply to you.

Margin Restrictions.
--------------------

         For so long as you might be prevented by federal securities laws from selling Nordson Common Shares on any given day, you should not margin any of your Nordson Common Shares. Doing so would subject you to a risk of a margin call when the margined stock could not be sold. Accordingly, you should not margin any Nordson Common Shares until after March 31, 2000, when you will no longer be subject to restrictions on the purchase and sale of Nordson Common Shares.



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Mr. Thomas L. Moorhead
October 31, 1999                                                          Page 9

Section 16.
-----------

         You have been subject to Section 16 and the requirement that any profits on purchases and sales within six months be disgorged to Nordson.

         After you cease to be an officer, you will no longer be subject to
         Section 16 except that any purchase or sale by you after you cease to be an officer may be matched with any sale or purchase that was made during the preceding six months while you were an officer of Nordson. For example, if you purchase Nordson Common Shares on November 30, 1999, while you are still an officer of Nordson, that purchase could be matched with a sale on or before April 30, 2000, even though you are no longer an officer.

Reporting Obligation.
---------------------

         Any sale or purchase that might be matched with a transaction while you were still an officer of Nordson will have to be reported on a Form 4. Accordingly, counsel to Nordson should be advised if you engage in any purchase or sale of Nordson Common Shares before the later of (i) December 31, 1999 and (ii) six months after any sale or purchase of Nordson Common Shares by you while you were an officer of Nordson.